Exhibit 10.1

June 16, 2017

E. Hunter Harrison

Dear Hunter:

I am writing to memorialize our discussions with respect to certain reimbursement, make-whole and indemnity obligations that CSX Corporation (the “Company”) agrees to undertake (such obligations as described below, collectively, the “Sign-On Obligations”).

By executing and delivering this letter (this “Letter”) to you, the Company hereby:

1.	acknowledges it has paid to MR Argent Advisor LLC (“Mantle Ridge”) $55 million concurrently with the execution of this Letter;

2.	assumes Mantle Ridge’s obligation to pay you a lump sum cash amount of $29 million prior to March 15, 2018, subject to applicable deductions and withholdings; and

3.	assumes Mantle Ridge’s obligations with respect to the Tax Equalization Payment under Section 4 of your consulting agreement with Mantle Ridge dated January 18, 2017, as amended through March 6, 2017, (the “Consulting Agreement”) and the Tax Indemnification under Section 14(b) of the Consulting Agreement, it being understood for clarification that, with respect to the Tax Indemnification under Section 14(b), taxes that exceed the amounts you would have paid had the events described in clause (B) thereof not occurred does not refer to any difference between the amount of taxes you would have paid if you had received supplemental executive retirement plan benefits over a period of years instead of a single payment of $29 million in 2018.

As you are aware, the letter agreement dated March 6, 2017 between you and the Company (your “Letter Agreement”) provides that if the Company does not agree to undertake the Sign-On Obligations by the 20th day following the Company’s 2017 annual meeting (which took place on June 5, 2017), you are entitled to resign your employment with the Company and such resignation will be treated as a “Special Resignation” as defined in and pursuant to the terms of your Letter Agreement. By signing and returning this Letter to me, you agree that the execution and delivery of this Letter by the Company constitutes the agreement by the Company to undertake the Sign-On Obligations and, accordingly, that you will not be entitled to resign your employment with the Company and have such resignation treated as a “Special

Resignation”. The Company agrees that its obligations under this Letter shall not be impacted by whether you are then employed by the Company or the classification of any termination of your employment with the Company.

Please confirm your acceptance of this Letter by signing and dating in the space provided, and returning it to me on the date hereof.

Sincerely, CSX CORPORATION

By:	/s/ Edward J. Kelly III
Edward J. Kelly III

Its:	Chairman of the Board

I HAVE READ AND UNDERSTOOD THE FOREGOING AND HEREBY ACCEPT IT IN ALL OF ITS TERMS AND CONDITIONS.

/s/ E. Hunter Harrison	June 16, 2017

E. Hunter Harrison	(Date)